Prospectus Supplement No. 2 (To Prospectus dated July 9, 2025, as supplemented by Prospectus Supplement No. 1, dated July 16, 2025)	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-288062

ICECURE MEDICAL LTD.

An Aggregate of $10,000,000 in Non-Transferable Subscription Rights to purchase up to

10,000,000 Units, at a Subscription Price of $1.00 per Unit, consisting of an aggregate of up to 10,000,000 Ordinary Shares and Warrants to purchase up to 10,000,000 Ordinary Shares

10,000,000 Units, at a Subscription Price of $0.9999 per Unit, consisting of an aggregate of up to 10,000,000 Pre-Funded Warrants to purchase up to 10,000,000 Ordinary Shares and Warrants to purchase up to 10,000,000 Ordinary Shares

This prospectus supplement No. 2 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated July 9, 2025 (the “Prospectus”) relating to the distribution to holders of ordinary shares, no par value per share (the “Ordinary Shares”) of IceCure Medical Ltd. (the “Company), at no charge, non-transferable subscription rights to purchase up to an aggregate of $10,000,000 in non-transferable subscription rights to purchase up to 10,000,000 units, each consisting of (i) one Ordinary Share and a warrant (the “Warrants”) to purchase one Ordinary Share or (ii) one pre-funded warrant to purchase one Ordinary Share and a Warrant to purchase one Ordinary Share. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Report of Foreign Private Issuer filed with the Securities and Exchange Commission on July 28, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ICCM”. On July 25, 2025, the closing price of our Ordinary Shares as reported on Nasdaq was $1.07 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements. INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 10 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR SECURITIES.

Neither the U.S. Securities and Exchange Commission nor any state or other foreign securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 28, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

Form 6-K

___________________

Report of Foreign Private Issuer
Pursuant to Rule 13a-16 or 15d-16
under the Securities Exchange Act of 1934

For the Month of July 2025 (Report No. 5)

Commission File Number: 001-40753

ICECURE MEDICAL Ltd.
(Translation of registrant’s name into English)

7 Ha’Eshel St., PO Box 3163
Caesarea, 3079504 Israel
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒            Form 40-F ☐

CONTENTS

Attached hereto and incorporated herein is IceCure Medical Ltd.’s (the “Registrant”) Notice of Meeting, Proxy Statement and Proxy Card for the Special General Meeting of Shareholders to be held on Monday, September 1, 2025 (the “Meeting”).

Only shareholders of record who hold ordinary shares, no par value, of the Registrant at the close of business on Monday, August 4, 2025, will be entitled to notice of and to vote at the Meeting and any postponements or adjournments thereof.

Copies of the Notice of Meeting, Proxy Statement and Proxy Card for the Meeting are furnished herewith as Exhibits 99.1, 99.2 and 99.3, respectively.

This Report of Foreign Private Issuer on Form 6-K (the “Report”) is incorporated by reference into the Registrant’s Registration Statements on Form F-3 (File Nos. 333-267272 and 333-258660) and Form S-8 (File Nos. 333-270982, 333-264578, 333-262620 and 333-281587), filed with the Securities and Exchange Commission, to be a part thereof from the date on which this Report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

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Exhibits No.
99.1	Notice of Meeting for the Special General Meeting of Shareholders to be held on September 1, 2025.
99.2	Proxy Statement for the Special General Meeting of Shareholders to be held on September 1, 2025.
99.3	Proxy Card for the Special General Meeting of Shareholders to be held on September 1, 2025.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IceCure Medical Ltd.
Date: July 28, 2025	By:	/s/ Eyal Shamir
		Name:	Eyal Shamir
		Title:	Chief Executive Officer

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Exhibit 99.1

Dear IceCure Medical Ltd. Shareholder:

We cordially invite you to attend the Special General Meeting of Shareholders (the “Meeting”) of IceCure Medical Ltd. (the “Company”), to be held on at, or at any adjournment or postponement thereof, by means of remote communication at the following link:

Join the meeting now

At the Meeting, shareholders will be asked to consider and vote on the matters listed in the enclosed Notice of Special General Meeting of Shareholders (the “Notice”). Our board of directors recommends that you vote FOR the Proposal listed in the Notice.

Only shareholders of record at the close of business on Monday, August 4, 2025, are entitled to notice of and to vote at the Meeting, either in person or by appointing a proxy to vote in their stead at the Meeting, as detailed in the Notice.

We look forward to greeting as many of you as can attend the Meeting.

Sincerely,
/s/ Ron Mayron
Ron Mayron
Chairman of the Board of Directors
July 28, 2025

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ICECURE MEDICAL Ltd.
Notice of SPECIAL General Meeting of shareholders

Notice is hereby given that a Special General Meeting of Shareholders (the “Meeting”) of IceCure Medical Ltd. (the “Company”) will be held on Monday, September 1, 2025 at 17:00 Israel time, or at any adjournment or postponement thereof, by means of remote communication at the following link:

Join the meeting now

The following matter is on the agenda for the Meeting:

1.      To appoint Mr. Yonatan Malca to serve as an external director on the Board of Directors for a three-year term and his entitlement to compensation.

Board Recommendation

The Board of Directors unanimously recommends that you vote “FOR” the above proposed resolution, which is described in the attached proxy statement (the “Proxy Statement”).

Record Date

Shareholders of record at the close of business on Monday, August 4, 2025 (the “Record Date”), are entitled to notice of and to vote at the Meeting, either in person or by appointing a proxy to vote in their stead at the Meeting, as detailed below.

How You Can Vote

A form of proxy for use at the Meeting is attached to the Proxy Statement and a voting instruction form, together with a return envelope, will be sent to holders of ordinary shares, no par value, of the Company (the “Ordinary Shares”). By appointing “proxies,” shareholders may vote at the Meeting regardless of whether they attend.

Subject to applicable law and the rules of the Nasdaq Stock Market, in the absence of instructions, the Ordinary Shares represented by properly executed and received proxies will be voted “FOR” the proposed resolution to be presented at the Meeting for which the Board of Directors recommends a vote “FOR”.

Shareholders may revoke their proxies or voting instruction form (as applicable) in accordance with Section 9 of the Israeli Companies Law, 5759-1999 (“Companies Law”) regulations (proxy and positions statements).

Shareholders registered directly with the transfer agent

If your shares are registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered, with respect to those shares, to be the shareholder of record. In such case, these proxy materials are being sent directly to you. As the shareholder of record, you have the right to use the proxy card included with this Proxy Statement to grant your voting proxy directly to Ronen Tsimerman, Chief Financial & Operations Officer of the Company, and/or Eyal Shamir, Chief Executive Officer of the Company, or to vote in person at the Meeting.

Shareholders of beneficial owner

If your shares are held through a bank, broker or other nominee, they are considered to be held in “street name” and you are the beneficial owner with respect to those shares. A beneficial owner as of the Record Date has the right to direct the bank, broker or nominee how to vote shares held by such beneficial owner at the Meeting and must also provide the Company with a copy of their identity card, passport or certification of incorporation, as the case may be. If your shares are held in “street name” as of the Record Date, these proxy materials are being forwarded to you by your

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bank, broker or nominee who is considered, with respect to those shares, as the shareholder of record, together with a voting instruction card for you to use in directing the bank, broker or nominee how to vote your shares. Because a beneficial owner is not a shareholder of record, you may not vote those shares directly at the Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares directly, giving you the right to vote the shares at the Meeting. Brokers who hold shares in “street name” for clients typically have authority to vote on “routine” proposals even when they have not received instructions from beneficial owners. Proposal No. 1 on the agenda of the Meeting is not considered routine. Absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion, among other things, with respect to the re-appointment of directors to the Board of Directors or any matter that relates to executive compensation and a “broker non-vote” occurs with respect to such uninstructed shares. Therefore, it is important for a shareholder that holds Ordinary Shares through a bank or broker to instruct its bank or broker how to vote its shares, if the shareholder wants its shares to count for the proposal.

Sincerely,
/s/ Ron Mayron
Ron Mayron
Chairman of the Board of Directors
July 28, 2025

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Exhibit 99.2

ICECURE MEDICAL LTD.
CEASEREA, ISRAEL

PROXY STATEMENT

SPECIAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 1, 2025

This proxy statement (the “Proxy Statement”) is being solicited by the board of directors (the “Board of Directors”) of IceCure Medical Ltd. (the “Company”) for use at the Company’s special general meeting of shareholders (the “Meeting”) to be held at on Monday, September 1, 2025 at 17:00 Israel time, or at any adjournment or postponement thereof, by means of remote communication, at the following link:

Join the meeting now

Upon the receipt of a properly executed proxy in the form enclosed, the persons named as proxies therein will vote the ordinary shares, no par value, of the Company (the “Ordinary Shares”) covered thereby in accordance with the directions of the shareholders executing the proxy. In the absence of such directions, and except as otherwise mentioned in this Proxy Statement, the Ordinary Shares represented thereby will be voted in favor of the proposal described in this Proxy Statement.

Quorum and Adjournment

Two or more shareholders present, in person or by proxy, holding in the aggregate not less than 25% of the outstanding Ordinary Shares, shall constitute a quorum for the Meeting. If within half an hour from the time the Meeting is convened a quorum is not present, the Meeting shall stand adjourned until Monday, September 1, 2025, at 19:00 Israel time (the “Adjourned Meeting”). If a quorum is not present at the adjourned meeting within half an hour of this time, any number of shareholders present in person or by proxy shall be deemed a quorum and shall be entitled to deliberate and to resolve in respect of the matters for which the Meeting was convened. Abstentions and broker non-votes are counted as Ordinary Shares present for the purpose of determining a quorum.

Vote Required for the Approval of the Proposal

Pursuant to the Companies Law, Proposal No. 1 described hereinafter requires the affirmative vote of shareholders holding at least a majority of the Company’s Ordinary Shares present, in person or by proxy, and voting on the matter, provided that either (i) such a majority includes at least the majority of the votes of shareholders who (a) are not controlling shareholders of the Company or (b) do not have a personal interest in the approval of the re-appointment of the external director (other than a personal interest that is not as a result of the shareholder’s connections with a controlling shareholder) (abstentions will not be taken into account); or (ii) the total number of votes against such proposal among the shareholders mentioned in clause (i) above does not exceed 2% of the total voting rights in the Company (the “External Directors Majority”).

For this purpose, “personal interest” is defined under the Companies Law as: (1) a shareholder’s personal interest in the approval of an act or a transaction of the company, including (i) the personal interest of any of his or her relatives (which includes for these purposes foregoing shareholder’s spouse, siblings, parents, grandparents, descendants, and spouse’s descendants, siblings, and parents, and the spouse of any of the foregoing); (ii) a personal interest of a corporation in which a shareholder or any of his or her aforementioned relatives serve as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer; and (iii) a personal interest of an individual voting via a power of attorney given by a third party

(even if the empowering shareholder has no personal interest), and the vote of an attorney-in-fact shall be considered a personal interest vote if the empowering shareholder has a personal interest, and all with no regard as to whether the attorney-in-fact has voting discretion or not, but (2) excludes a personal interest arising solely from the fact of holding shares in the company.

For this purpose, a “controlling shareholder” is any shareholder that has the ability to direct a company’s activities (other than by means of being a director or office holder of the Company). A person is presumed to be a controlling shareholder if he or she holds or controls, by himself or herself or together with others, one half or more of any one of the “means of control” of a company; in the context of a transaction with an interested party, a shareholder who holds 25% or more of the voting rights in a company if no other shareholder holds more than 50% of the voting rights in such company is also presumed to be a controlling shareholder. “Means of control” is defined as either: (i) the right to vote at a general meeting of a company; or (ii) the right to appoint directors of a company or its chief executive officer.

For purposes of Proposal No. 1 above, a shareholder must inform the Company before the vote (or if voting by proxy, indicate on the proxy card) whether such shareholder is a controlling shareholder or has a personal interest in the proposal, and failure to do so disqualifies the shareholder from voting on Proposal No. 1 above. If you believe that you, or a related party of yours, is a controlling shareholder or possesses a personal interest and you wish to vote on Proposal No. 1 above (as the case may be), you should indicate that you, or a related party of yours, is a controlling shareholder or that there is a personal interest on the enclosed proxy card (if applicable) and should therefore contact our Chief Financial & Operations Officer, Mr. Ronen Tsimerman, at 7 Ha’Eshel St., Caesarea, 3079504, Israel, or via e-mail: ronent@icecure-medical.com, who will advise you as to how to submit your vote for such proposal. If you hold your shares in a “street name” (i.e., shares that are held through a bank, broker or other nominee) and believe that you are a controlling shareholder or possess a personal interest in the approval of Proposal No. 1 above, you may also contact the representative managing your account, who could then contact our Chief Financial Officer on your behalf.

In accordance with Section 66(b) of the Companies Law and regulations promulgated thereunder, any shareholder of the Company holding at least 1% of the outstanding voting rights of the Company for the Meeting may submit to the Company a proposed additional agenda item for the Meeting (and in case of a proposed additional agenda item for nominating or removal of a director, at least 5% (five percent) of the outstanding voting rights of the Company), to Mr. Ronen Tsimerman, at 7 Ha’Eshel St., Caesarea, 3079504, Israel, or via email: ronent@icecure-medical.com, no later than August 4, 2025.

Position Statements

Shareholders wishing to express their position on an agenda item for this Meeting may do so by submitting a written statement (a “Position Statement”) to the Company’s offices, c/o Mr. Ronen Tsimerman, at 7 Ha’Eshel St., Caesarea, 3079504, Israel, or via e-mail: ronent@icecure-medical.com. Any Position Statement received will be furnished to the U.S. Securities and Exchange Commission (the “SEC”) on a Report of Foreign Private Issuer on Form 6-K and will be made available to the public on the SEC’s website at www.sec.gov. Position Statements should be submitted to the Company no later than August 22, 2025. A shareholder is entitled to contact the Company directly and receive the text of the proxy card and any Position Statement. The Board of Directors’ response to the Position Statement will be submitted no later than August 27, 2025.

One shareholder or more holding Ordinary Shares which represent 5% or more of the Company’s voting rights (58,696,960 Ordinary Shares as of July 27, 2025), and whoever holds 5% of the Company’s voting rights without taking into consideration the shares that are held by the Company’s controlling shareholder (25,846,597 Ordinary Shares) is entitled to examine the Proxy Statement and voting materials in the Company’s office after the Meeting is held.

There may be changes on the agenda after publishing the Proxy Statement and there may be additional Position Statements which could be published. Therefore, the most updated agenda will be furnished to the SEC on a Report of Foreign Private Issuer on Form 6-K and will be made available to the public on the SEC’s website at www.sec.gov.

PROPOSAL 1

TO APPOINT MR. YONATAN MALCA TO SERVE AS AN EXTERNAL DIRECTOR ON THE BOARD
OF DIRECTORS FOR A THREE-YEAR TERM

At the Meeting, the Company’s shareholders will be requested to appoint Mr. Malca as an external director on the Board of Directors for a three-year term commencing on the date of the Meeting.

On July 25, 2025 and July 27, 2025, a designated nomination committee of the Board of Directors composed of independent directors (the “Nomination Committee”) and the Board of Directors, respectively, resolved that it is in the best interests of the Company to approve the appointment of Mr. Yonatan Malca to serve as an external director on the Board of Directors, for a period of three (3) years, effective as of September 1, 2025, based on Mr. Malca expertise and experience in corporate governance of Israeli public companies, skills and anticipated value to the Company’s course of business and operations.

Mr. Malca has provided the Company with a declaration in accordance with the requirements of the Companies Law, pursuant to which he will comply with the required qualifications under the Companies Law to serve as an external director on the Board of Directors and is capable to dedicate the appropriate amount of time for the performance of his role as a member of the Board of Directors. Additionally, in accordance with the Companies Law, Mr. Malca has certified to the Company that he meets all the requirements of the Companies Law for appointment as a director of a public company, that he possesses the necessary qualifications, has sufficient time to fulfill his duties as a director on the Board of Directors, taking into account the size and needs of the Company. If appointed, Mr. Malca shall serve as a member of the audit committee of the Board of Directors, the financial statement examination committee of the Board of Directors and the compensation committee of the Board of Directors.

In his capacity as an external director on the Board of Directors, Mr. Malca will be entitled to (i) an annual fee of NIS 133,770, and (ii) an attendance fee of NIS 4,020 per meeting, the compensation to which external directors on the Board of Directors are entitled to, which complies with the “Maximum Amount” set forth in section 5(e) of the Companies Law Regulations (exemptions for Company’s whose shares are traded outside of Israel). In addition, Mr. Malca shall be entitled to the same insurance, indemnification and exculpation arrangements, as currently in effect for the Company’s officers and directors, all of which are in accordance with the Company’s Articles of Association and the Company’s compensation policy for directors and officers. Set forth below is certain biographical information regarding the background and experience of Mr. Malca:

Mr. Yonatan Malca, Director

Mr. Yonatan Malca is the Chief Executive officer and a Director at NanoGhost Ltd., a private biotechnology company. He serves on the Board of Directors of Entera Bio (NASDAQ: ENTX) and holds additional board positions at BeamMed Ltd., a private medical device company; Jungo Connectivity (TASE: JNGO); and Unicorn Technologies (TASE: UNCT). Mr. Malca holds a B.A. in Economics and Statistics and an M.A. in Economics and Finance, both from Bar-Ilan University in Israel.

The shareholders of the Company are requested to adopt the following resolution:

“RESOLVED, to appoint Mr.    Malca for a three-year term as an external director on the Board of Directors and his entitlement to compensation”.

The appointment of Mr. Malca to the Board of Directors, requires the affirmative vote of an External Directors Majority.

The Board of Directors unanimously recommends a vote “FOR” the above proposal.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that may be presented at the Meeting other than those described in this Proxy Statement. If any other matters do properly come before the Meeting, including the authority to adjourn the Meeting, it is intended that the persons named as proxies will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. Accordingly, the Company files reports and other information with the SEC. All documents which the Company will file on the SEC’s EDGAR system will be available for retrieval on the SEC’s website at http://www.sec.gov.

As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations. In addition, the Company is not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. The Notice of the Special General Meeting of Shareholders and the Proxy Statement have been prepared in accordance with applicable disclosure requirements in the State of Israel.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR THE INFORMATION FURNISHED TO YOU IN CONNECTION WITH THIS PROXY STATEMENT WHEN VOTING ON THE MATTERS SUBMITTED TO SHAREHOLDER APPROVAL HEREUNDER. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS PROXY STATEMENT IS DATED JULY 28, 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN JULY 28, 2025, AND THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS SHOULD NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Your vote is important!

Shareholders are urged to complete and return their proxies promptly in order to, among other things, ensure action by a quorum and to avoid the expense of additional solicitation. If the accompanying proxy is properly executed and returned in time for voting, and a choice is specified, the shares represented thereby will be voted as indicated thereon. EXCEPT AS MENTIONED OTHERWISE IN THIS PROXY STATEMENT, IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL DESCRIBED IN THIS PROXY STATEMENT.

Proxies and all other applicable materials should be sent to the Company’s office at 7 Ha’Eshel St., Caesarea, 3079504, Israel.

By Order of the Board of Directors
IceCure Medical Ltd.
Ron Mayron, Chairman of the Board of Directors

Exhibit 99.3

ICECURE MEDICAL LTD.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints, Mr. Eyal Shamir, Chief Executive Officer and Director, Mr. Ronen Tsimerman, Chief Financial Officer, as agents and proxies of the undersigned, with full power of substitution to each of them, to represent and to vote on behalf of the undersigned all the ordinary shares, no par value, of IceCure Medical Ltd. (the “Company”) which the undersigned is entitled to vote at the Special General Meeting of Shareholders (the “Meeting”) to be held on Monday, September 1, 2025 at 17:00 Israel time, and at any adjournments or postponements thereof, by means of remote communication, upon the following matters, which are more fully described in the Notice of Special General Meeting of Shareholders and proxy statement relating to the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made with respect to any matter, this proxy will be voted “FOR” such matter. Any and all proxies heretofore given by the undersigned are hereby revoked.

(Continued and to be signed on the reverse side)

ICECURE MEDICAL LTD.
SPECIAL GENERAL MEETING OF SHAREHOLDERS

Date of Meeting: September 1, 2025

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE
MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.      To appoint Mr. Malca for a three-year term as an external director on the Board of Directors of the Company and his entitlement to compensation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PLEASE NOTE: By signing and submitting this proxy card, you declare that you are not a controlling shareholder of the Company (as defined in the Israeli Companies Law 5759-1999) (the “Companies Law”), and have no personal interest in the approval of the item that is proposed for approval at the special general meeting of shareholders, which require such declaration under the Companies Law, except as notified to the Company via email to Mr. Ronen Tsimerman, e-mail address: ronent@icecure-medical.com.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

NAME	SIGNATURE	DATE

NAME	SIGNATURE	DATE

Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signed is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.